Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alaska Communications Systems Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-199923, No. 333-181660 and 333-175179) on Forms S-8 of Alaska Communication Systems Group, Inc. of our reports dated March 13, 2015, with respect to the consolidated balance sheets of Alaska Communications Systems Group, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive (loss) income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014, annual report on Form 10-K of Alaska Communications Systems Group, Inc.

Our report dated March 13, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states Alaska Communications Systems Group, Inc. acquired TekMate, LLC on January 31, 2014, and management excluded from its assessment of the effectiveness of Alaska Communications Systems Group, Inc.’s internal control over financial reporting as of December 31, 2014, TekMate, LLC’s internal control over financial reporting associated with total assets of $2.3 million and total revenues of $7.3 million included in the consolidated financial statements of Alaska Communications Systems Group, Inc. and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Alaska Communications Systems Group, Inc. also excluded an evaluation of the internal control over financial reporting of TekMate, LLC.

Our report dated March 13, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that Alaska Communications Systems Group, Inc. did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness exists related to the Company’s failure to maintain an effective control environment and risk assessment and monitoring activities that ensure there are sufficient qualified accounting resources.

Anchorage, Alaska
March 13, 2015